Exhibit 7.12

J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10017

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

January 28, 2007

$185,000,000 First-Lien Facilities
$105,000,000 Second-Lien Term Facility
Commitment Letter

Edge Acquisition, LLC
c/o Sterling Capital Partners, LLC
1033 Skokie Boulevard, Suite 600
Northbrook, IL 60062
Facsimile: (847) 480-0199

Attention: Tom D. Wippman

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that you intend to acquire the Company and consummate the other transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in said paragraph.

JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Credit Facilities, and JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities. This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A and B hereto (the “Term Sheets”) set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Credit Facilities.

It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Credit Facilities (in such capacities, the “Lead Arranger”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree; provided that we reserve the right to appoint a separate administrative agent and/or collateral agent for the Second-Lien Term Facility.

We intend to syndicate the Credit Facilities to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) identified by us in consultation with you. We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Investors and the Company, (b) direct contact between senior management and advisors of the Investors, Holdings and the Company and the proposed Lenders, (c) as set forth in the next paragraph, assistance from the Investors, Holdings and the Company in the preparation of materials and the provision of other written information to be used in connection with the commitments hereunder and the syndication (collectively, with the Term Sheets, the “Information Materials”) and (d) the hosting, with us and senior management of the Investors, the Borrower and the Company, of one or more meetings of prospective Lenders.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Company, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that JPMorgan Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (d) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan or JPMorgan Chase Bank.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arranger in writing (including by email) within a reasonable time following Borrower’s receipt of notice of their intended distribution (but in any event prior thereto) that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be

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responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to the Borrower with respect thereto.

You hereby represent and covenant that (a) all Information Materials other than projections (the “Projections”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished (or as of any other date specified therein), complete and correct in all material respects and does not or will not, when furnished (or as of any other date specified therein), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you in good faith to be reasonable. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information Materials and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid on the respective dates specified therein the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to: (a) there not occurring or becoming known to such Commitment Party any Company Material Adverse Effect or any change, event or development that indirectly or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect in each case since December 31, 2005, except (i) as set forth in the Company Disclosure Letter (as defined in the Transaction Agreement) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face), or (ii) as may be disclosed in any of the Company SEC Documents (as defined in the Transaction Agreement) filed on or after December 31, 2005 and at least five (5) Business Days prior to the date of the Transaction Agreement; (b) such Commitment Party’s satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, the Company or any of their respective affiliates (other than the Investors); (c) JPMorgan having been afforded a reasonable period of time after the date hereof to syndicate the Credit Facilities, which in no event shall be less than 21 days from the date of the Lender syndication meeting; (d) the closing of the Credit Facilities on or before May 31, 2007; and (e) the other conditions set forth or referred to in the Term Sheets. As used herein “Company Material Adverse Effect” means any event, circumstance, development, change or effect (including those affecting or relating to any joint venture in which the Company has a direct or indirect equity interest) that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) is materially adverse to the business, assets and liabilities taken as a whole, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect directly resulting from: (A) (1) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of the Transaction Agreement or any natural disasters or any national or international calamity affecting the United States; or (3) any general downturn in the industry in which the Company or any of its subsidiaries operates, except, in the case of clauses (1), (2) and (3), to the extent such changes or developments have a disproportionate impact on the business, assets, liabilities, condition or results of operations of the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company conducts its businesses; or (4) any change in the market price or trading

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volume of the Company’s securities, including as a result of the failure of the Company to meet analysts’ expectations; or (B) the public announcement of the Transaction Agreement and the transactions contemplated thereby; or (ii) would materially adversely affect the ability of the Company to consummate the Merger, or to perform its obligations under the Transaction Agreement, in a timely manner.

You agree that if any assets of the Corporate Centers business are sold after March 31, 2007 and prior to the Closing Date (as defined in the Term Sheets), the amount of the Credit Facilities will be reduced at closing (such reduction to be allocated among the Credit Facilities on terms to be agreed upon) by the aggregate amount of net cash proceeds of such asset sale(s).

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses (including post-closing loan assignments), consultant’s fees and expenses, travel expenses, and fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of the Information Materials or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other persons or entities, and no Commitment Party will furnish any such information to other persons or entities. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other persons or entities. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions

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contemplated by this Commitment Letter (so long as such affiliates have agreed to treat such information in accordance with the provisions hereof applicable to such Commitment Party with respect thereto), and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Sponsor Letter dated the date hereof and delivered hereto are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors and, on a confidential basis, to the special subcommittee of the Board of Directors of the Company which is evaluating the Merger and its agents and advisors, who are directly involved in the consideration of this matter (except that the Fee Letter may not be disclosed to the Seller) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case, to the extent permitted by applicable law, you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 9:00 p.m., New York City time, on January 28, 2007. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

		By:	/s/ Peter G. DeMaria
Name: Peter G. DeMaria
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

		By:	/s/ Teri Streusand
Name: Teri Streusand
Title: Vice President
Accepted and agreed to as of the date first above written:

EDGE ACQUISITION, LLC

By:	/s/ Lee McGee
Name: Lee McGee
Title: Vice President

EXHIBIT A

EDUCATE, INC.
FIRST-LIEN FACILITIES
Summary of Terms and Conditions

Rudolf Christopher Hoehn-Saric, Peter J. Cohen and Christopher Paucek (collectively, “Management”), together with (a) Sterling Capital Partners and its affiliates (“Sterling”) and (b) Citicorp Private Equity and its affiliates (“Citicorp” and, together with Management and Sterling, the “Investors”; Citicorp, together with Sterling, the “Sponsors”) intend to acquire all of the capital stock of Educate, Inc. (the “Company”) through a merger (the “Merger”) supported by Apollo Management and its affiliates, the owners of approximately 53% of the capital stock of the Company, all as previously described to the Lenders. In connection with and substantially simultaneously with the Merger, substantially all of the non-franchise businesses of the Company (including Corporate Centers, Online, HOP/Products and Progressus) (each, a “Separated Business”) will be sold or transferred (the “Separation”) by the Company to two or more separate affiliated companies owned by the Investors (with CCCo having its own separate holding company (“CCCo Holdings”)) as follows: the Online business (“Online”) will be sold for $10,000,000 in cash; the HOP/Products business (“HOP/Products”) will be sold for $25,000,000 in cash; the Progressus business (“Progressus”) will be sold for $10,000,000 in cash (and subsequently transferred to a third party); and the Corporate Centers business (“CCCo”) will be sold, and the CCCo will be capitalized with $20,000,000 in cash ($10,000,000 of which will be contributed by Borrower ($5,000,000 from cash on hand and $5,000,000 from borrowing under the Revolving Facility) and $10,000,000 of which will be contributed by Sponsors), in exchange for a note payable to the Borrower in the approximate principal amount of $50,000,000(1) (the “Note Payable”), all as previously described to the Lenders.(2) The Separation may be documented pursuant to the Merger Agreement or pursuant to a separate separation agreement (“Separation Agreement”) among the Company and its affiliates and one or more newly created companies owned by the Investors. In connection therewith: (a) Edge Acquisition, LLC (“Holdings”), a newly formed entity controlled by the Investors, and Edge Acquisition Corporation, a newly formed, wholly owned subsidiary of Holdings, will enter into an agreement and plan of merger (the “Transaction Agreement”) with the Company providing for the Merger, which will result in Holdings owning all of the capital stock of the surviving company of the Merger; (b) the Company and certain of its affiliates may enter into the Separation Agreement providing for the Separation, which will result in the Separated Businesses being owned by one or more separate holding companies (but not by Holdings or the Borrower); (c) the Investors will make cash equity contributions of at least $296,100,000(3) (less up to $20,000,000 of rolled management equity valued at the price per share of the Company paid by the

(1)             Amount of Note Payable to be increased to the extent the appraisal for CCCo (excluding the value of the $20,000,000 in cash with which CCCo will be capitalized at closing) exceeds $40,000,000. The Note Payable will also evidence the $10,000,000 contributed to CCCo by the Borrower at closing.

(2)             The respective purchase prices for the Separated Businesses will be determined based on independent fair market value appraisals. Notwithstanding anything to the contrary set forth in the Commitment Letter or Term Sheets, the $241,100,000 (less rolled management equity) cash equity contribution required to be made by the Investors in the Borrower will be reduced on a dollar for dollar basis (and cash equity used to finance the purchase of Online, HOP/Products and Progressus shall be increased as provided in Exhibit C) by the amount, if any, by which the aggregate net cash proceeds (calculated on an after tax and expense basis) received by the Borrower from the sale of Online, HOP/Product and Progressus is greater than $45,000,000, provided, that, the aggregate amount of any such dollar for dollar reduction shall in no event exceed $10,000,000.

(3)             Such cash equity amount may be increased as provided in this Exhibit A and in Exhibit C.

Investors), at least $241,100,000 (less rolled management equity) of which will be contributed to the Borrower. $10,000,000 of such cash equity will be contributed to CCCo, and $45,000,000 of such cash equity shall be used to fund the purchase price of Online, HOP/Products and Progressus; (d) the Borrower will obtain senior secured first-lien credit facilities (the “First-Lien Facilities”) comprised of a $170,000,000 term loan facility (the “First-Lien Term Facility”) and a $15,000,000 revolving credit facility (the “Revolving Facility”); (e) the Borrower will obtain $105,000,000 from a senior secured second-lien term facility (the “Second-Lien Term Facility”; together with the First-Lien Facilities, the “Credit Facilities”); (f) approximately $185,000,000 of existing indebtedness of the Company and its subsidiaries shall be repaid; and (g) fees and expenses in connection with the foregoing shall not exceed $18,300,000. The foregoing transactions are collectively the “Transaction”). Set forth below is a summary of the terms and conditions for the First-Lien Facilities.

1.	PARTIES

	Borrower:	An entity satisfactory to the Arranger.

Guarantors:

The holding company (“Holdings”) of the Borrower and each of the Borrower’s direct and indirect, existing and future, subsidiaries (excluding foreign subsidiaries to the extent a guarantee thereby could reasonably be expected to result in adverse tax consequences) (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

	Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

	Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, arranged by the Arranger (collectively, the “First-Lien Lenders”).

2.	TYPES AND AMOUNTS OF FIRST-LIEN FACILITIES

A.	First-Lien Term Facility

Type and Amount:

Term Facility: A six year term loan facility (the “First-Lien Term Facility” and, together with the Revolving Facility (as defined below) the “First-Lien Facilities”) in the amount of $170,000,000 (the loans thereunder, the “First-Lien Term Loans”). The First-Lien Term Loans shall be repayable in equal quarterly installments of 0.25% of the initial aggregate amount of the First-Lien Term Loans for the first 23 quarterly periods following the Closing Date (as defined below), with the balance being payable in full on the sixth anniversary of the Closing Date.

	Availability:	The First-Lien Term Loans shall be made in a single drawing on the Closing Date.

	Purpose:	The proceeds of the First-Lien Term Loans shall be used to finance a portion of the Transaction, to refinance certain existing indebtedness of the Company and to pay related fees and expenses.

Incremental Facilities:

The Borrower will be permitted from time to time to add additional term facilities (“Incremental Facilities”) in an aggregate amount and on terms and conditions to be agreed, including a most favored nation pricing provision of .50% with respect to the First-Lien Term Facility. The Incremental Facilities will be secured and guaranteed with the other First-Lien Facilities on a pari passu basis. The Incremental Facilities will be provided by lenders reasonably satisfactory to the Administrative Agent which agree to provide all or portions of the Incremental Facilities. Each Incremental Facility will have an average life which is the same as or longer than the then remaining average life of the First-Lien Term Facility taken as a whole and a final maturity no earlier than the First-Lien Term Facility and no later than the maturity of Second-Lien Term Facility. Proceeds of the Incremental Facilities will be used for working capital needs and general corporate purposes of the Borrower and its subsidiaries, including financing permitted acquisitions. Incremental Facilities will be entitled to prepayments and voting rights on the same basis as the First-Lien Term Facility. Each Incremental Facility will be in a minimum amount to be agreed upon and may be made available only if, after giving effect thereto, no default or event of default exists under the credit documentation and the Borrower would be in pro forma compliance with the financial covenants.

B.	Revolving Facility

Type and Amount:

A five year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $15,000,000 (the loans thereunder, the “Revolving Loans”; and together with the First-Lien Term Loans, the “First-Lien Loans”).

Availability:

The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”). Up to $5,000,000 of Revolving Loans shall be made on the Closing Date.

	Maturity:	The Revolving Termination Date.

Letters of Credit:

A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m.). To the extent that the Borrower does not so reimburse the Issuing Lender, the First-Lien Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

	Purpose:	The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries, including financing permitted acquisitions.

3.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

First-Lien Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the First-Lien Term Loans shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the First-Lien Term Loans may not be reborrowed.

	Mandatory Prepayments:	The following amounts shall be applied to prepay the First-Lien Term Loans:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by Holdings, the Borrower or any of its subsidiaries (subject to limited customary exceptions to be agreed upon).

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by Holdings, the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be agreed upon.

(c) 50% of excess cash flow (to be defined) for each fiscal year (or, in the case of the 2007 fiscal year, the portion thereof beginning on the Closing Date) of the Borrower, provided, that the foregoing percentage shall be reduced upon achievement of leverage targets to be agreed.

(d) 100% of payments on the Note Payable (it being understood and agreed, however, that all mandatory prepayments under the Note Payable shall be from the cash proceeds of the event triggering such mandatory prepayments, net of all costs, fees and expenses incurred in connection with such event and after deduction of reasonably anticipated taxes payable as a result thereof).

Mandatory prepayments of the First-Lien Term Loans shall be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the First-Lien Term Loans may not be reborrowed.

The Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the Revolving Commitments.

4.	COLLATERAL

The obligations of each Loan Party in respect of the First-Lien Facilities and any hedge agreements and cash management arrangements provided by any First-Lien Lender (or any affiliate of a First-Lien Lender) shall be secured by a perfected first priority security interest in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, franchise agreements, owned real property (if any) and all of the capital stock of the Borrower and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences)), except for those assets as to which the Administrative Agent shall reasonably determine that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

An intercreditor agreement shall document the “silent” second lien status of the collateral package for the Second-Lien Term Facility and shall provide, among other things, that (i) the First-Lien Lenders and any other holders of a first lien on the Collateral (the “Senior Lienholders”) will have an absolute block on the ability of the Second-Lien Lenders (as defined in Exhibit B) to exercise lien-related remedies, (ii) the Second-Lien Lenders will not object to the amount of the Senior Lienholders’ claims, (iii) the Second-Lien Lenders will not object to a “debtor-in-possession” financing and (iv) the Second-Lien Lenders will not object to the Senior Lienholders’ adequate protection.

5.	CERTAIN CONDITIONS

Initial Conditions:

The availability of the First-Lien Facilities shall be conditioned upon the satisfaction or waiver by the Commitment Parties of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied or waived, the “Closing Date”).

On-Going Conditions:

The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “First-Lien Credit Documentation”) with respect to the First-Lien Facilities (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit. As used in the First-Lien Credit Documentation (except as otherwise provided in the Commitment Letter as a condition to the initial extension of credit thereunder) a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any material provisions of the First-Lien Credit Documentation or any of the material rights and remedies of the Administrative Agent and the First-Lien Lenders thereunder.

6.	CERTAIN DOCUMENTATION MATTERS

The First-Lien Credit Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to Holdings and its subsidiaries) customary for financings of this type and other terms reasonably deemed appropriate by the First-Lien Lenders, including, without limitation:

Representations and Warranties:

Financial statements (including pro forma financial statements); absence of undisclosed material liabilities; no material adverse change; corporate existence; compliance with law in all material respects; corporate power and authority; enforceability of First-Lien Credit Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; material environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; status of liens securing First-Lien Facilities as senior liens (subject to limited customary exceptions to be agreed upon); Regulation H; and delivery of certain documents.

Affirmative Covenants:

Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the First-Lien Lenders; payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance in all material respects with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the First-Lien Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance in all material respects with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain interest rate protection in an amount and manner reasonably satisfactory to the Administrative Agent.

	Financial Covenants:	Minimum interest coverage ratio and maximum leverage ratio.

Negative Covenants:

Limitations on (subject to limited customary expectation where appropriate): indebtedness (including guarantee obligations); liens (with an exception for liens securing the Second-Lien Term Facility); mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; acquisitions, investments, loans and advances; payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and amendments to the Transaction Agreement and other transaction documents. Holdings will engage in no business other than owning the capital stock of the Borrower and activities incidental thereto.

The negative covenants will (i) prohibit investments in, and transfer of property to, the Separated Businesses, (ii) prohibit amendments or waivers of the Note Payable, the Separation Agreement, the Merger Agreement and related documents which are adverse to the First-Lien Lenders and (iii) require that corporate separateness between the Company and the Separated Businesses be maintained.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any material provision of any guarantee, security document or subordination provisions or non-perfection of security interest; changes in the passive holding company status of Holdings; certain limited material events of default to be agreed upon with respect to the Note Payable; default in the performance of the Capital Call (as defined in Exhibit C); and a change of control (the definition of which is to be agreed upon).

Voting:

Amendments and waivers with respect to the First-Lien Credit Documentation shall require the approval of First-Lien Lenders holding more than 50% of the aggregate amount of the First-Lien Term Loans and Revolving Commitments, except that (a) the consent of each First-Lien Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any First-Lien Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any First-Lien Lender’s commitment and (b) the consent of 100% of the First-Lien Lenders shall be required with respect to

(i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

The First-Lien Credit Documentation shall contain customary provisions for replacing non-consenting First-Lien Lenders in connection with amendments and waivers requiring the consent of all First-Lien Lenders or of all First-Lien Lenders directly affected thereby so long as First-Lien Lenders holding at least 51% of the aggregate amount of First-Lien Term Loans and Revolving Commitments shall have consented thereto.

Assignments and Participations:

The First-Lien Lenders shall be permitted to assign all or a portion of their First-Lien Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a First-Lien Lender, an affiliate of a First-Lien Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a First-Lien Term Loan is being assigned to a First-Lien Lender, an affiliate of a First-Lien Lender or an approved fund, and (c) any Issuing Lender, unless a First-Lien Term Loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another First-Lien Lender, an affiliate of a First-Lien Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the First-Lien Term Facility) and $2,500,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The First-Lien Lenders shall also be permitted to sell participations in their First-Lien Loans. Participants shall have the same benefits as the selling First-Lien Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the First-Lien Lender from which it purchased its participation would be required. Pledges of First-Lien Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:

The First-Lien Credit Documentation shall contain customary provisions (a) protecting the First-Lien Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law after the Closing Date and from the imposition of or changes in withholding or other taxes and (b) indemnifying the First-Lien Lenders for “breakage costs” (excluding loss of margin) incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the First-Lien Facilities and the preparation, execution, delivery and administration of the First-Lien Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the First-Lien Lenders (including the fees, disbursements and other charges of one counsel in each applicable jurisdiction) in connection with the enforcement of the First-Lien Credit Documentation.

The Administrative Agent, the Arranger and the First-Lien Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or reasonable expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit A

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the First-Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (a) with respect to Revolving Loans (i) 1.75%, in the case of ABR Loans and (ii) 2.75%, in the case of Eurodollar Loans and (b) with respect to First-Lien Term Loans (i) 1.75%, in the case of ABR Loans and (ii) 2.75%, in the case of Eurodollar Loans.(4) The foregoing margins applicable to Revolving Loans shall be subject to change after financial statements have been delivered for two full fiscal quarters after the Closing Date by amounts to be agreed upon based on the achievement of leverage targets to be determined and provided that no event of default is in existence.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:	In the case of First-Lien Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of First-Lien Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears.

(4)             The Applicable Margins set forth above will be increased by 0.25% per annum if the First-Lien Facilities are not rated at least B1(stable)/B+(stable) at closing or are not rated at closing by both of S&P and Moody’s.

Letter of Credit Fees:

The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the First-Lien Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the First-Lien Facilities, at the request of the Administrative Agent or the requisite lenders under the Credit Facilities, all outstanding First-Lien Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT B

EDUCATE, INC.
SECOND-LIEN TERM FACILITY
Summary of Terms and Conditions

Set forth below is a summary of the terms and conditions for the Second-Lien Term Facility. Capitalized terms used but not defined herein shall have the meanings set forth in the introductory paragraph of Exhibit A.

1.	PARTIES

	Borrower:	The Borrower.

Guarantors:

Holdings and each of the Borrower’s direct and indirect, existing and future, subsidiaries (excluding foreign subsidiaries to the extent a guarantee thereby could reasonably be expected to result in adverse tax consequences) (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

	Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

	Administrative Agent:	A financial institution mutually acceptable to the Arranger and the Borrower (the “Administrative Agent”).

	Collateral Agent:	A financial institution mutually acceptable to the Arranger and the Borrower (the “Collateral Agent”; and together with the Administrative Agent, the “Agents”)

	Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arranger (collectively, the “Second-Lien Lenders” and, together with the First-Lien Lenders, the “Lenders”).

2.	SECOND-LIEN TERM FACILITY

Type and Amount:

Term Facility: A seven year term loan facility (the “Second-Lien Term Facility”) in the amount of $105,000,000 (the loans thereunder, the “Second-Lien Term Loans”). The Second-Lien Term Loans shall be repayable in full on the seventh anniversary of the Closing Date.

	Availability:	The Second-Lien Term Loans shall be made in a single drawing on the Closing Date.

Purpose:

The proceeds of the Second-Lien Term Loans shall be used to finance a portion of the Transaction, to refinance certain existing indebtedness of the Company and to pay related fees and expenses and for other purposes permitted under the definitive financing documentation.

3.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:

Second-Lien Term Loans may not be optionally prepaid until the First-Lien Term Loans have been repaid in full. Thereafter, Second-Lien Term Loans may be prepaid by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Second-Lien Term Loans shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the Second-Lien Term Loans may not be reborrowed.

Optional prepayments of the Second-Lien Term Loans shall be subject to a prepayment premium of 2% from the Closing Date through the first anniversary of the Closing Date, 1% from the first anniversary of the Closing Date through the second anniversary thereof and 0% thereafter.

	Mandatory Prepayments:	The following amounts shall be applied to prepay the Second-Lien Term Loans following repayment of the First-Lien Term Loans in full:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by Holdings, the Borrower or any of its subsidiaries (subject to limited customary exceptions to be agreed upon).

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by Holdings, the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be agreed upon.

(c) 50% of excess cash flow (to be defined) for each fiscal year (or, in the case of the 2007 fiscal year, the portion thereof beginning on the Closing Date) of the Borrower, provided, that the foregoing percentage shall be reduced upon achievement of leverage targets to be agreed.

(d) 100% of payments on the Note Payable (it being understood and agreed, however, that all mandatory prepayments under the Note Payable shall be from the cash proceeds of the event triggering such mandatory prepayments, net of all costs, fees and expenses incurred in connection with such event and after deduction of reasonably anticipated taxes payable as a result thereof).

Mandatory prepayments of the Second-Lien Term Loans may not be reborrowed. No mandatory prepayments of the Second-

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Lien Term Loans shall be made until the First-Lien Term Loans have been paid in full.

4.	COLLATERAL

The obligations of each Loan Party in respect of the Second-Lien Term Facility shall be secured by a perfected second priority security interest substantially in all of its tangible and intangible assets (including, without limitation, intellectual property, franchise agreements, owned real property (if any) and all of the capital stock of the Borrower and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences)), except for those assets as to which the Administrative Agent shall reasonably determine that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

An intercreditor agreement shall document the “silent” second lien status of the collateral package for the Second-Lien Term Facility and shall provide, among other things, that (i) the First-Lien Lenders (as defined in Exhibit A) and any other holders of a first lien on the Collateral (the “Senior Lienholders”) will have an absolute block on the ability of the Second-Lien Lenders to exercise lien-related remedies, (ii) the Second-Lien Lenders will not object to the amount of the Senior Lienholders’ claims, (iii) the Second-Lien Lenders will not object to a “debtor-in-possession” financing and (iv) the Second-Lien Lenders will not object to the Senior Lienholders’ adequate protection.

5.	CERTAIN CONDITIONS

The availability of the Second-Lien Term Facility shall be conditioned upon the satisfaction or waiver by the Commitment Parties of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied or waived the “Closing Date”) and upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Second-Lien Credit Documentation”) with respect to the Second-Lien Term Facility (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit. As used in the Second-Lien Credit Documentation (except as otherwise provided in the Commitment Letter as a condition to the initial extension of credit thereunder) a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries

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taken as a whole or (b) the validity or enforceability of any material provision of the Second-Lien Credit Documentation or any of the material rights and remedies of the Agents and the Second-Lien Lenders thereunder.

6.	CERTAIN DOCUMENTATION MATTERS

The Second-Lien Credit Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to Holdings and its subsidiaries) customary for financings of this type and other terms reasonably deemed appropriate by the Second-Lien Lenders, including, without limitation:

	Representations and Warranties:	Representations and warranties applicable to the Second-Lien Term Facility shall be substantially similar to those for the First-Lien Facilities.

	Affirmative Covenants:	Affirmative covenants for the Second-Lien Term Facility shall be substantially similar to those for the First-Lien Facilities.

	Financial Covenant:	Maximum total leverage ratio.

	Negative Covenants:	Negative covenants for the Second-Lien Term Facility shall be substantially similar to those for the First-Lien Facilities but will be less restrictive where appropriate.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness (cross-payment default and cross-acceleration in the case of the First-Lien Facilities); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any material provisions of any guarantee, security document or subordination provisions or non-perfection of security interest; changes in the passive holding company status of Holdings; certain limited material events of default to be agreed upon with respect to the Note Payable; default in the performance of the Capital Call (as defined in Exhibit C); and a change of control (the definition of which is to be agreed upon).

Voting:

Amendments and waivers with respect to the Second-Lien Credit Documentation shall require the approval of Second-Lien Lenders holding more than 50% of the aggregate amount of the Second-Lien Term Loans, except that (a) the consent of each Second-Lien Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the

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scheduled date of any amortization or final maturity of any Second-Lien Term Loan and (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (b) the consent of 100% of the Second-Lien Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

The Second-Lien Credit Documentation shall contain customary provisions for replacing non-consenting Second-Lien Lenders in connection with amendments and waivers requiring the consent of all Second-Lien Lenders or of all Second-Lien Lenders directly affected thereby so long as Second-Lien Lenders holding at least 51% of the aggregate amount of Second-Lien Term Loans shall have consented thereto.

Assignments and Participations:

The Second-Lien Lenders shall be permitted to assign all or a portion of their Second-Lien Term Loans with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Second-Lien Lender, an affiliate of a Second-Lien Lender or an approved fund or (ii) an event of default has occurred and is continuing and (b) the Administrative Agent, unless a Second-Lien Term Loan is being assigned to a Second-Lien Lender, an affiliate of a Second-Lien Lender or an approved fund. In the case of partial assignments (other than to another Second-Lien Lender, an affiliate of a Second-Lien Lender or an approved fund), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Second-Lien Lenders shall also be permitted to sell participations in their Second-Lien Term Loans. Participants shall have the same benefits as the selling Second-Lien Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Second-Lien Lender from which it purchased its participation would be required. Pledges of Second-Lien Term Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:

The Second-Lien Credit Documentation shall contain customary provisions (a) protecting the Second-Lien Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law after the Closing Date and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Second-Lien Lenders for “breakage costs” (excluding loss of margin) incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a

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day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arranger associated with the syndication of the Second-Lien Term Facility and the preparation, execution, delivery and administration of the Second-Lien Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Agents and the Second-Lien Lenders (including the fees, disbursements and other charges of one counsel in each applicable jurisdiction) in connection with the enforcement of the Second-Lien Credit Documentation.

The Agents, the Arranger and the Second-Lien Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or reasonable expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent, the Collateral Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

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Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Second-Lien Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (a) 4.5% in the case of ABR Loans and (b) 5.5% in the case of Eurodollar Loans.(5)

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:	In the case of Second-Lien Term Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Second-Lien Term Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Second-Lien Term Facility, at the request of the Administrative Agent or the requisite lenders under the Credit Facility all outstanding Second-Lien Term Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

(5)             The Applicable Margins set forth above will be increased by 0.5% per annum if the Second-Lien Term Facility is not rated at least B2(stable)/B(stable) at closing or is not rated at closing by both of S&P and Moody’s.

EXHIBIT C

The availability of the Credit Facilities, in addition to the conditions set forth in Exhibits A and B, shall be subject to the satisfaction or waiver of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.

(a) Each Loan Party shall have executed and delivered satisfactory First-Lien Credit Documentation and Second-Lien Credit Documentation consistent with the terms hereof. It is expected that the First-Lien Facilities and the Second-Lien Term Facility will be documented under separate credit agreements.

(b) The Merger and the Separation shall be consummated on reasonably satisfactory terms in accordance with applicable law substantially concurrently with the initial funding of the Credit Facilities. The sources and uses of funding for the Transaction shall be substantially consistent with the introductory paragraph of Exhibit A or otherwise reasonably satisfactory to the Arranger. Without limitation of the foregoing (i) in the event that the fair market value appraisals of Online, HOP/Products and Progressus demonstrate an aggregate value of more than $45,000,000, the Investors at closing shall contribute additional cash common equity in an amount equal to such excess, (subject to footnote 2 to Exhibit A) the proceeds of which in excess of $10,000,000 will be used to permanently reduce the Credit Facilities (such reduction to be allocated among the Credit Facilities in a manner satisfactory to the Arranger) and (ii) the Borrower and its subsidiaries shall receive at least $40,000,000 in value (excluding value attributable to the $20,000,000 with which CCCo will be capitalized at closing) at closing from the sale of CCCo (it being agreed that if the fair market value appraisal of CCCo demonstrates a value of less than $40,000,000, the Investors shall contribute additional cash common equity to the Borrower at closing in an amount equal to such deficiency, the proceeds of which will be used to permanently reduce the Credit Facilities in a manner satisfactory to the Arranger). The Merger Agreement, the Separation Agreement and related documentation (included shared services agreements and franchise agreements between the Company and the Separated Businesses) shall have reasonably satisfactory terms, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders. Substantially all of the existing indebtedness (including earnout obligations) of the Company and its subsidiaries shall have been repaid on satisfactory terms. The pro forma balance sheet of each of the Borrower and each Separated Business at closing after giving effect to the Separation shall not be different in any material respect from the respective model pro forma balance sheet and related financial information (pro forma as of March 31, 2007) previously agreed upon by the Arranger and the Sponsors or otherwise shall be reasonably satisfactory to the Arranger, and the allocation of assets and liabilities among the Borrower and the Separated Businesses shall be made on an arm’s length basis in such a manner so as to not favor any Separated Business. With respect to the Separation, fair market value appraisals of the Separated Businesses shall have been obtained.

(c) The amount, obligor, collateral (including guarantees) and terms of the Note Payable shall be reasonably satisfactory to the Arranger. The Note Payable shall contain affirmative and limited negative covenants (but no financial covenants except for any that may trigger the Capital Call described below) applicable to the CCCo to be agreed upon. Except as otherwise provided herein, the Note Payable will be payable in cash from the net cash proceeds of asset sales by CCCo Holdings and its subsidiaries. The Note

Payable will be pledged by the Borrower to secure the Credit Facilities. The Note Payable will be secured by substantially all assets of CCCo Holdings and its subsidiaries and guaranteed by CCCo Holdings and subsidiaries of the CCCo to be agreed upon. The Note Payable will not be secured by any assets of, or guaranteed by, the Company or any of its subsidiaries other than CCCo Holdings and its subsidiaries. At closing, CCCo shall have at least $20,000,000 in cash, comprised of $10,000,000 of capital contributed by the Sponsors and $10,000,000 of capital contributed by the Borrower. CCCo and the Sponsors shall have entered into capital call arrangements (the “Capital Call”) satisfactory to the Commitment Parties which will require the Sponsors to contribute up to an additional $10,000,000 in cash to the capital of the Company on terms to be agreed upon. The Capital Call shall be enforceable by the Administrative Agent.

(d) The Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.

(e) All government approvals which in the aggregate are material and, if any, third party approvals which in the aggregate are material necessary in connection with the Transaction, the financing thereof and the continuing operations of the Borrower shall have been obtained on satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Borrower, the Transaction, the financing thereof or any of the other transactions contemplated hereby.

(f) The Lenders shall have received (i) audited consolidated financial statements of the Company for fiscal year 2006, (ii) unaudited consolidated fiscal statements of the Company for each fiscal quarter ended after the fiscal year referred to in clause (i) above and at least 45 days prior to the Closing Date and unaudited consolidated financial statements for the same period of the prior fiscal year, and (iii) as soon as available to management, monthly financial statements generated by the Company’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter referred to in clause (ii) above.

(g) The Lenders shall have received a pro forma consolidated balance sheet of each of the Borrower and CCCo Holdings as at December 31, 2006 and, if applicable, the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the12-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, consistent in all material respects with information previously provided by the Company.

(h) The pro forma ratio of total debt of Holdings and its consolidated subsidiaries (after giving effect to the Separation) to Adjusted EBITDA (“Pro Forma Closing Leverage Ratio”) shall not exceed 5.3 to 1.0, and the Borrower shall have provided satisfactory support for such calculations. As used herein, “Adjusted EBITDA” means EBITDA of the Company (calculated to exclude the Separated Businesses in a manner consistent with Schedule A hereto) for the 12-month period ended on the date of the most recent available quarterly financial statements, subject to such adjustments as the Arranger reasonably determines reflect the pro forma financial condition of the Borrower. Notwithstanding the foregoing, if the Pro Forma Closing Leverage Ratio would exceed

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5.3 to 1.0, then the Investors shall be entitled to contribute additional cash common equity to Holdings and the Borrower the proceeds of which will reduce on a dollar-for-dollar basis the aggregate amount of the First-Lien Term Facility and/or the Second-Lien Term Facility (with the allocation between Term Facilities to be satisfactory to the Arranger) at closing by up to $12,000,000 or such lesser amount that results in the Pro Forma Closing Leverage Ratio not exceeding 5.5 to 1.0.

(i) All actions necessary (including obtaining lien searches) to establish that the Administrative Agent will have (i) a perfected first priority security interest in the collateral under the First-Lien Facilities (subject to limited customary exceptions to be agreed upon) and (ii) a perfected second priority security interest in the collateral under the Second-Lien Term Facility (subject to limited customary exceptions to be agreed upon) shall have been taken, and, in connection with owned real estate collateral, if any, the Administrative Agent shall have received satisfactory title insurance policies and other customary documentation to the extent reasonably requested by it. Delivery and perfection requirements with respect to real property collateral may be satisfied within a reasonable period of time approved by the Administrative Agent following the Closing Date if such requirements cannot be satisfied prior to the Closing Date.

(j) The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower, (ii) if agreed by opining counsel, delivered pursuant to the Transaction Agreement, accompanied by reliance letters in favor of the Lenders and (iii) from such special and local counsel as may be reasonably required by the Administrative Agent), certificates (including a chief financial officer’s solvency certificate of the Borrower), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(k) The Borrower shall use best efforts to obtain at least 30 days prior to the Closing Date corporate credit ratings and Facilities ratings from Moody’s Investors Services, Inc. (“Moodys”) and from Standard & Poor’s Ratings Group (“S&P”).

(l) If a solvency opinion is delivered pursuant to or in connection with the Merger, the Lenders under the Credit Facilities shall be entitled to rely thereon as if it were addressed to them.

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EXHIBIT C